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                                                                       Honeywell
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David M. Cote                  Honeywell
Chairman and Chief             101 Columbia Road
Executive Officer              Morristown, NJ 07962
                               973-455-6768

                                                                   EXHIBIT 10.26

June 12, 2003

Mr. David J. Anderson
25 Mead Street
New Canaan, CT 06840

Dear Dave:

I am pleased to confirm our offer to you to join Honeywell International as Senior Vice President and Chief Financial Officer reporting to me. In this position, you will be elected an Executive Officer (Band 7) of the Company at the first Board of Directors' meeting following your acceptance. Please note that the terms and conditions of this offer are subject to approval of the Management Development and Compensation Committee of our Board of Directors.

Dave, we have put together a terrific compensation package that ensures the financial security for you and your family both today and for the future. The details of the offer are outlined below:

I. COMPENSATION
---------------

Base Salary: Your annual base salary will be $700,000 (paid biweekly). Base salary reviews occur annually on March 31 and adjustments are based on your performance, company performance and market conditions.

Annual Incentive Bonus: Your target bonus opportunity will be 100% of your annual cash base salary earnings during the year. Bonuses, which can range above or below the target, are awarded based on company and individual performance against specific financial and non-financial objectives. Your 2003 bonus will be guaranteed at a minimum of $700,000 as long as you are actively employed at the time the payment is made. Bonus payments are typically made in the first quarter.

Long Term Incentive Award: You are eligible for an annual stock option grant that will be determined by your performance and potential. Stock option awards are typically made in the first quarter. You will receive a 2003 Growth Plan award under our new 2-year LTIP program of 15,000 units, granted on the latter of your start date or the next Management Development and Compensation Committee meeting. A plan description will be sent to you.




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Make-Whole Awards:

     o A Make-whole cash payment to replace the value of your 2001 ITT LTIP in the amount of $848,000 will be required to be paid at your retirement. Similarly, a Make-whole payment for the 2002 ITT LTIP in the amount of $1,129,600 that would have been paid in January 2005, will be deferred until retirement.

     o In the event that you are required to forfeit your vested ITT options prior to exercising them, we will pay you $2,260,000 in July 2003. If you are allowed to keep the proceeds from the exercise of your vested ITT stock options, we will provide stock price protection at the time of exercise up to a 10% decline in stock price as measured by the average 30 day closing price through June 11, 2003, in the form of a stock option grant valued at $634,200, that will vest in one-year. Additionally, if ITT allows you to keep the proceeds, we will provide to you a $250,000 lump sum cash bonus.

These payments are subject to applicable tax withholding and are not considered compensation under any Honeywell Benefit Plan.

You will also be granted on the latter of your start date or the next Management Development and Compensation Committee meeting the following Make-Whole equity awards:

     o 62,000 Stock Options, vesting 20% on the first, second, third, fourth and fifth anniversaries of the grant date, respectively.

     o 75,000 Restricted Units, which will be payable 1/3 each on the third, fourth and fifth anniversaries of the grant date, respectively. In the event that you are involuntarily terminated for cause, as defined in the Stock Plan, these units would be forfeited.

Sign-On Awards:

Also to be granted on the latter of your start date or the next Board meeting the following Sign-On equity awards:

     o 100,000 Stock Options, vesting 40%, 30% and 30% on the first, second and third anniversaries of the grant date, respectively.

     o 100,000 Performance Accelerated Stock Options. These options will vest 40%, 30% and 30% on the fourth, fifth and sixth anniversaries of the grant date, respectively, or sooner if the following performance measures are met on the following anniversary dates:

          o 40% if during any 20 consecutive day trading period after the grant date, Honeywell stock closes 25% above the grant price;

          o 30% if during any 20 consecutive day trading period after the grant date, Honeywell stock closes 50% above the grant price;




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Mr. David J. Anderson
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          o    30% if during any 20 consecutive day trading period after the grant date, Honeywell stock closes 75% above the grant price.

     o 75,000 Restricted Units, that will vest 1/3 each on the fourth, fifth and sixth anniversaries of the grant date, respectively.

1) All exercises of equity awards will be governed by Honeywell's Stock Ownership guidelines.

2) All grants of Stock Options, Restricted Units and Growth Plan Units are subject to the terms and conditions of the 2003 Stock Plan.

3) You will have the opportunity to elect to receive or defer the quarterly dividends associated with the Restricted Units.

II. BENEFITS
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Relocation: You are eligible for our Executive Relocation Policy for your move from Birmingham which includes two months base salary ($116,667 grossed-up) as your miscellaneous allowance. For information or to initiate your relocation benefit, please contact Lee Vogt at 973-455-2666.

Pension: You will be eligible for an enhanced retirement benefit through a combination of Honeywell's qualified retirement plan and a special non-qualified pension enhancement that will provide:

          If you retire on or after age 56, a monthly benefit commencing at retirement equal to the benefit provided under the Honeywell International Inc. Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above. Honeywell will credit your years of service with both ITT and Honeywell as Service under the plan for all plan purposes.

No enhancement will be available in the event of retirement or termination prior to age 56.

Plus,

          If you retire on or after age 60, a benefit for your lifetime in the amount of $125,000 annually. In the event that you are terminated by the company, other than for cause, after completing at least two years of service with Honeywell, payment will commence as of January 1, 2010. In the event of change of control, payment will commence as of January 1, 2010, regardless of the number of years of service completed by you as of the date of the change in control. If you retire on or after age 62, this lifetime benefit will be in the amount of $175,000 annually.

Savings Plan: Upon employment, you are eligible to participate in Honeywell's Savings Plan without a Company matching contribution. After one year, the Company matches fifty cents ($.50) on any dollar of your savings, up to 8% of your base salary. The




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Mr. David J. Anderson
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Company's match increases to one dollar ($1.00) for each one dollar ($1.00) of your savings after five (5) years of matching participation in the Honeywell's Savings Plan.

The Company's contribution is fully vested after three (3) years of service at Honeywell.

The Savings Plan provides several attractive investment opportunities and has a 401(k) feature. Your current savings in a qualified 401(k) plan can be rolled over to our plan. Employees are permitted to borrow from their savings account.

In addition, we have a Non-Qualified Supplemental Savings Plan ("SSP") that is designed to assist highly paid employees whose contributions or compensation taken into account under our tax qualified savings plan is limited by federal tax law. The current interest rate for amounts you contribute to the plan is 10%. Your contributions are matched by notional shares of Honeywell stock. Please note that the SSP is unfunded and is subject to the claims of Honeywell's general creditors.

Salary and Incentive Compensation Deferrals: You may defer up to 50% of your base salary and 100% of your bonus. The interest rate for amounts deferred in 2003 is 10%, if you remain with Honeywell for 3 years from the end of the calendar year in which the deferral was made, or 7% if your employment terminates sooner.

Medical and Dental Plans: Medical and Dental Plans provide competitive and comprehensive coverage on a subsidized basis. Coverage begins on the first day of employment.

Short Term Disability (STD): A benefit of up to 26 weeks base salary will be provided.

Long Term Disability (LTD): The plan provides 60% of your base salary and incentive compensation target up to a maximum of $30,000 per month. This plan is contributory.

Vacation: You will be eligible for four (4) weeks' vacation.

Life Insurance:

     o Group Life will be provided on a non-contributory basis in an amount equal to one and one-half times your base salary. Additionally, Group Universal Life is available; equal to eight (8) times base salary (up to a maximum of $5.0 million) and is contributory at an attractive group basis. Group Universal Life amounts over $250,000 are subject to evidence of good health.

     o Accidental Death and Dismemberment insurance is provided by the company at 1.5x base salary and on a contributory basis a benefit up to the maximum of eight (8) times your base salary (up to a maximum if $2.0M).

     o Business Travel Accident insurance is provided on a non-contributory basis, and provides a death benefit in the case of a business-related accident, of up to five (5) times your annual base salary.




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Other Executive Benefits:

     o Flexible Perquisite Allowance: You will be eligible for a quarterly payment of $12,500 (an annual benefit of $50,000), which is designed to pay for, but is not limited to, expenses such as a car, and financial and estate planning assistance. This allowance is not considered eligible compensation for Honeywell's Benefit Plans and is treated as taxable income subsequent to tax withholding. This plan is currently under review and subject to change. In the event that the plan changes, you will be eligible for the same benefits available to other Executive Officers of the company.

     o Executive Travel - As an Executive Officer of the Company, you are eligible to fly first-class or on corporate aircraft.

     o Excess Liability Insurance: You will receive Excess Liability Insurance of $10,000,000 per occurrence.

     o Senior Executive Severance: The Company will provide 36 months of continued base salary, annual incentive bonus at the target bonus opportunity then in effect, and certain benefits, in the event of your involuntary termination for other than gross cause.

     o Golf Membership: You will be eligible to use Honeywell's corporate golf membership at Fiddler's Elbow Country Club. Details of the membership and the terms of use will be provided in the near future.

As required for all new employees, this offer is subject to certification of suitability for your proposed employment which will include screening for illegal substance abuse, satisfactory reference checks and background investigation, verification of documentation required in compliance with the Immigration Reform and Control Act of 1986, and your signing the Company's Agreement Relating to Intellectual Property and Confidential Information.

PRIOR TO YOUR STARTING DATE
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Upon your acceptance, please schedule your pre-employment drug-screening test.
To determine a location nearest you, refer to the website "questdiagnostic.com" (click Patient Service Center and then click Drug Screen Collection) or you can call Quest Diagnostic at 1-800-877-7484. (Bring with you the attached "Forensic Drug Testing Custody and Control Form"). This testing should be done at least three working days prior to your starting date to allow sufficient time to obtain the results.

Once you have formally accepted your offer of employment with the company, login to Honeywell's Pre-Employment Tool Kit Portal at http://www.honeywell.com/newhire. Enter Username: candidate and Password: nh35honey (Username and Password are case sensitive) and then click on FORMS to complete your paperwork.




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Mr. David J. Anderson
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Forms submission works best when using the Internet Explorer browser version 5.0 or above. Enter the email address where indicated on the screen, HR/STAFFING: lucy.fitze@honeywell.com and be sure to enter your return email address to receive a copy of your forms for your records.

Other sections you should review before your first day are About Honeywell, Our Businesses, Orientation, and Benefits. The Checklist will help you keep track of your new employee "to do" list, and Frequently Asked Questions are provided for your reference. Once you begin work at Honeywell, please complete the Feedback Survey to tell us how to make the new employee experience even more valuable for future employees.

Dave, I very much look forward to working with you. Your experience and background will be a major asset to our Company, and we look forward to having you join the Leadership team. We have a lot to do as we position Honeywell for growth and we intend to work hard and have lots of fun doing it. We want you as part of this team.

Personal regards,

/s/ David M. Cote

Read and Accepted: /s/ David J. Anderson
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                         Signature

Date: June 12, 2003
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cc:    T. Weidenkopf
       B. Marcotte
       A. Versfeld